EXHIBIT 10.1

ASSIGNMENT AGREEMENT AND RELEASE

THIS ASSIGNMENT AGREEMENT AND RELEASE (this “Assignment”) is entered into this 27th day of September, 2004, by and among MGI, LLC, a Nevada limited liability company (the “Assignor”), STATION CASINOS, INC., a Nevada corporation (the “Assignee”), and VESTIN FUND I, LLC, a Nevada limited liability company, VESTIN FUND II, LLC, a Nevada limited liability company and OWENS INVESTMENT MORTGAGE FUND, a California limited partnership (collectively, the “Sellers”).

WHEREAS, the Assignor and the Sellers are parties to a Purchase Agreement dated as of June 4, 2004 (the “Purchase Agreement”), pursuant to which the Assignor agreed to purchase from Sellers the real property and improvements formerly known as the Castaways Hotel, Casino and Bowling Center located in Las Vegas, Nevada (collectively, the “Property”); and

WHEREAS, the Assignor desires to assign the Purchase Agreement to the Assignee subject to the terms and conditions contained in this Assignment and the Purchase Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the parties hereto agree as follows:

1. Assignment of Purchase Agreement. Effective as of the Closing (as defined below), the Assignor hereby assigns and transfers to the Assignee all of the Assignor’s right, title and interest in the Purchase Agreement subject to the terms and conditions contained in this Assignment and the Purchase Agreement. Effective as of the Closing, the Assignee hereby accepts such assignment and agrees to perform the obligations set forth in this Assignment and the Purchase Agreement.

2. Payment to the Assignor. In consideration for the Assignor assigning and transferring to the Assignee all of the Assignee’s right, title and interest in the Purchase Agreement, the Assignee shall pay the Assignor, at the Closing, the sum of Eleven Million Nine Hundred Eighty-Two Thousand Nine Hundred Seventy-Two Dollars ($11,982,972) in cash or other immediately available funds.

3. Consent to Assignment. Effective upon the later to occur of (a) the Assignee depositing funds with the Escrow Agent (as defined in the Purchase Agreement) sufficient to close the transactions contemplated by this Assignment and the Amended and Restated Purchase Agreement (as defined below) and (b) the Assignee delivering an instruction letter to the Escrow Agent directing her not to deliver the funds necessary to close the transactions contemplated by this Assignment until the Escrow Agent is also in possession of, and prepared to deliver, the funds necessary to close the transactions contemplated by the Amended and Restated Purchase Agreement, the Sellers hereby consent to the assignment of the Purchase Agreement from the Assignor to the Assignee on the terms and conditions contained herein.

4. Amended and Restated Purchase Agreement. Concurrently with the execution of this Assignment, the Assignee and the Sellers shall enter into an Amended Purchase and Sale Agreement in the form of Exhibit “A”attached hereto (the “Amended and Restated Purchase Agreement”); provided, however, that the Amended and Restated Purchase Agreement shall not become effective until and until the Closing occurs.

5. Closing. The closing of the transactions contemplated by this Assignment (the “Closing”) shall take place at the executive offices of the Assignee in Las Vegas, Nevada at 10:00 a.m. (Las Vegas time) on October 1, 2004, or at such other place as the parties hereto may mutually determine. The parties hereto acknowledge and agree that the Closing hereunder shall take place immediately prior to the closing of the transactions contemplated by the Amended and Restated Purchase Agreement.

6. Release of Claims.

(a)	Effective as of the Closing, the Sellers hereby forever release and discharge the Assignor and its past and present subsidiary corporations, parent corporations, affiliates, partners, joint venturers, successors, assigns, contractors, subcontractors, officers, directors, shareholders, employees, agents, attorneys, successors and assigns from, and covenant not to sue or proceed against any of the foregoing on the basis of, any and all claims, demands, losses, damages, actions, causes of action, suits, debts, promises, liabilities, obligations, liens, costs, expenses, attorneys’ fees, indemnities, or duties, of any nature, character or description whatsoever, whether known or unknown, fixed or contingent, accrued or not yet accrued, matured or not yet matured, anticipated or unanticipated, asserted or unasserted, arising from, or relating to, directly or indirectly, the Purchase Agreement or the transactions contemplated thereby.

(b)	Effective as of the Closing, the Assignor hereby forever releases and discharges the Sellers and each of their respective past and present subsidiary corporations, partner corporations, affiliates, members, partners, joint venturers, successors, assigns, contractors, subcontractors, officers, directors, shareholders, employees, agents, attorneys, successors and assigns from, and covenants not to sue or proceed against any of the foregoing on the basis of, any and all claims, demands, losses, damages, actions, causes of action, suits, debts, promises, liabilities, obligations, liens, costs, expenses, attorneys’ fees, indemnities, or duties, or any nature, character or description whatsoever, whether known or unknown, fixed or contingent, accrued or not yet accrued, matured or not yet matured, anticipated or unanticipated, asserted or unasserted, arising from, or relating to, directory or indirectly, the Purchase Agreement or the transactions contemplated thereby.

7. Due Diligence Period; Standstill Period.

(a)	The parties acknowledge and agree that the Assignee shall have until 5:00 p.m. (Las Vegas time) on September 30, 2004 (the “Limited Due Diligence Period”) to approve or disapprove of the condition of the Property as reflected in the preliminary title report, ALTA survey and Phase I environment report provided by the Assignor to the Assignee on September 24, 2004 (collectively, the “Existing Reports”). The Assignor acknowledges that (i) the Assignee will be obtaining new or updated versions of the Existing Reports (the “Updated Reports”) during the Limited Due Diligence Period, and (ii) the Assignee will have the right to disapprove of the condition of the Property and terminate this Assignment as provided in the following sentence if, and only if, any of the Updated Reports reveal a material change in the condition of the Property from that reflected in the Existing Reports. If the Assignee notifies the other parties hereto prior to the expiration of the Limited Due Diligence Period that the Assignee disapproves of the condition of the Property in accordance with the terms of the preceding sentence, then (A) this Agreement shall automatically be deemed void and of no force or effect, (B) none of the parties shall have any liability or obligations to the other parties hereunder, and (C) the Assignor and the Sellers hereto shall be returned to their original status under the Purchase Agreement as of the date of this Assignment.

(b)	In anticipation of the substantial expenditure of time, effort and expense to be undertaken by the Assignee upon the mutual execution of this Assignment, the Assignor covenants and agrees that it will not, at anytime during the Limited Due Diligence Period (i) sell, assign or otherwise transfer any or all of its right, title and interest under the Purchase Agreement, except pursuant to this Assignment, or (ii) enter into any agreement, understanding, negotiations or discussions to do any of the foregoing, except pursuant to this Assignment.

8. Representations and Warranties.

(a)	The Assignor hereby represents and warrants to the Assignee that (i) the Purchase Agreement is in full force and effect and constitutes a legal, valid and binding agreement enforceable in accordance with its terms, of each party thereto, (ii) the Assignor is not in violation or breach of the Purchase Agreement, (iii) to the knowledge of the Assignor, the Sellers are not in violation or breach of the Purchase Agreement, and (iv) the Assignor has not, directly or indirectly, incurred any liabilities with regard to the Property or the Assets (as defined in the Amended and Restated Purchase Agreement). The Assignor covenants and agrees to indemnify, defend and hold harmless the Assignee, the Property and the Assets from and against all liabilities (whether known or unknown) losses, damages, costs and expenses (including reasonable attorneys’ fees) arising out of or relating to any breach by the Assignor of any of the representations and warranties contained in the preceding sentence.

(b)	The Sellers hereby represent and warrants to the Assignee that (i) the Purchase Agreement is in full force and effect and constitutes a legal, valid and binding agreement enforceable in accordance with its laws, of each party thereto and (ii) the Sellers are not in violation or breach of the Purchase Agreement, and (iii) to the knowledge of the Sellers, the Assignee is not in violation or breach of the Purchase Agreement.

9. Further Assurances. The parties to this Assignment each agree to execute, acknowledge and deliver, as appropriate, any and all such other and additional instruments, notices, and other documents and to perform such other acts as may be reasonably necessary more fully to assure the other, its successors and assigns, all of the rights and interests hereby conveyed or intended so to be.

10. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, mailed or sent by certified or registered mail (return receipt requested), sent via facsimile or sent by a nationally recognized overnight courier service (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as may be given by like notice):

If to the Assignor, to:	MGI, LLC 4730 N. Jensen Road Las Vegas, Nevada 89129 Attention: Randy Miller Facsimile: (702) 395-1216

With a copy to:	Lionel Sawyer & Collins 300 South Fourth Street, Suite 1700 Las Vegas Nevada 89101 Attention: Mark H. Goldstein, Esq. Facsimile: (702) 383-8845

If to the Assignee, to:	Station Casinos, Inc. 2411 W. Sahara Avenue Las Vegas, Nevada 89102 Attention: Richard J. Haskins, Esq. Facsimile: (702) 221-6613

If to the Sellers, to:	Vestin Mortgage, Inc. 8379 W. Sunset Road Las Vegas, Nevada 89113 Attention Paul R. Connaghan, Esq. Facsimile: (702) 921-6839

11. Entire Agreement. This Agreement, including the exhibit hereto, contains the entire agreement among the parties concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, express or implied, among the parties with respect hereto. No representations, inducements, promises or agreements not embodied in this Assignment or in the Amended and Restated Purchase Agreement shall be of any force or effect.

12. Assignability. None of the parties shall have the right to assign any rights or obligations under this Agreement without the prior written approval of the other parties hereto.

13. Amendment or Waiver. No provision in this Agreement may be amended or waived unless such amendment or waiver is agreed to in writing, signed by all of the Parties hereto. No waiver by one party of any breach by any other party of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time.

14. Severability. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

15. Construction. The parties hereto agree that this Agreement is the product of negotiations among sophisticated parties, all of whom were represented by counsel, and each of whom had an opportunity to participate in and did participate in, the drafting of each provision hereof. Accordingly, this Agreement shall be construed as if all of the parties hereto prepared this Agreement, and any rules of construction to the contrary are hereby waived.

16. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any of the provisions of this Assignment were not to be performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof in addition to any other remedies at law or in equity.

17. Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Nevada without reference to the principles of conflict of laws thereof. All of the parties hereto mutually and irrevocably consent to, and waive any objection to, the exclusive jurisdiction of any court of competent jurisdiction in Clark County, Nevada, in any action, suit or proceeding arising out of or relating to this Agreement, or any of transactions contemplated hereby.

18. Attorneys’ Fees. In the event of a dispute between any of the parties hereto arising out of or relating to this Agreement or an alleged breach thereof, the prevailing party or parties in such dispute shall be entitled to recover its or their reasonable attorneys’ fees and other costs and expenses relating to such dispute from the non-prevailing party or parties.

19. Headings. The headings of the sections and subsections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

20. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. Facsimile copies hereof and facsimile signatures thereon shall have the same force and effect as originals.

[Signature Pages Follows]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

“ASSIGNOR”

MGI, LLC, a Nevada limited liability company

By:           /s/ Randy Miller
Name:      Randy Miller
Title:        Manager/Member

“ASSIGNEE”

STATION CASINOS, INC., a Nevada corporation

By:           /s/ Richard J. Haskins
Name:      Richard J. Haskins
Title:        Executive Vice President

“SELLERS”

VESTIN FUND I, LLC, a Nevada limited liability company

By:           /s/ Lance Bradford
Name:      Lance Bradford
Title:        CFO

VESTIN FUND II, LLC, a Nevada limited liability company

By:           /s/ Lance Bradford
Name:      Lance Bradford
Title:        CFO

OWENS INVESTMENT MORTGAGE FUND, a
California limited liability partnership

By:           /s/ William C. Owens
Name:      William C. Owens
Title:        President, Owens Financial Group,
                 General Partner

EXHIBIT A

AMENDED AND RESTATED PURCHASE AGREEMENT

See attached

(EXHIBIT 10.2)